Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	LHA
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer	@LHA_IR_PR
(858) 314-5708

For Immediate Release

SANTARUS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Total revenues of $45.9 million more than double compared with the prior year period

Affirms 2012 financial outlook

SAN DIEGO (May 8, 2012) – Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter ended March 31, 2012.

Key financial results for the 2012 first quarter include:

•	Total revenues of $45.9 million compared with $22.8 million in the first quarter of 2011

•	Net income of $0.6 million and diluted earnings per share (EPS) of $0.01 compared with a net loss of $0.5 million and a net loss per share of $0.01 for the first quarter of 2011

•	Cash, cash equivalents and short-term investments of $65.5 million as of March 31, 2012 compared with $58.6 million at December 31, 2011

“We began 2012 on a strong note as total revenues doubled from the prior year period on a significant contribution from net sales of GLUMETZA®, higher sales of CYCLOSET® and an encouraging start to our promotion of FENOGLIDE®. Even with the approximately $4 million success-based regulatory milestone expense for FDA acceptance for filing of the UCERIS™ NDA, we are reporting profitability versus a loss in the first quarter of 2011,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We continue to advance our clinical programs and we anticipate reporting top-line results from Phase III studies for RHUCIN® and rifamycin SV MMX® during the second half of the year.”

Business Highlights

First quarter and recent business highlights include the following:

•

Announced in February the U.S. Food and Drug Administration (FDA) acceptance for review of the company’s New Drug Application (NDA) for UCERIS™ (budesonide) tablets 9 mg for the induction of remission of mild to moderate active ulcerative colitis. The FDA established a Prescription Drug User Fee Act (PDUFA) target action date of October 16, 2012 for its review.

•

Entered into a settlement agreement with Lupin Ltd. and its subsidiary, Lupin Pharmaceuticals, Inc., granting Lupin the right to begin selling a generic version of GLUMETZA® (metformin hydrochloride extended release tablets) on February 1, 2016, or earlier under certain circumstances.

•	GLUMETZA new prescriptions grew 34% and total prescriptions increased 36% in the first quarter of 2012 compared with the first quarter of 2011.

•	CYCLOSET (bromocriptine mesylate) tablets new prescriptions increased 67% and total prescriptions were up 172% in the first quarter of 2012 compared with the first quarter of 2011.

•

FENOGLIDE (fenofibrate) tablets new prescriptions grew 17% and total prescriptions increased 11% for the four-week period ending April 20, 2012, compared with the four-week period ending February 3, 2012, which was just prior to Santarus’ initiation of promotion activities for FENOGLIDE.

•	Announced the appointments of Alessandro E. Della Chà and Matthew W. Strobeck, Ph.D. to the Santarus board of directors.

First Quarter 2012 Financial Results

Total revenues increased to $45.9 million for the first quarter of 2012, compared with $22.8 million for the first quarter of 2011 as indicated below ($ in millions):

	Three Months Ended March 31,		Increase (Decrease)
	2012	2011
Product sales, net
GLUMETZA	$31.2	$—	$31.2
ZEGERID®1	8.5	11.0	(2.5)
CYCLOSET	3.6	1.0	2.6
FENOGLIDE	1.8	—	1.8

Total product sales, net	45.1	12.0	33.1
Other revenue[2]	0.8	10.8	(10.0)

Total revenues	$45.9	$22.8	$23.1

[1]	Includes ZEGERID brand and authorized generic
[2]	Other revenue included $10.3 million of GLUMETZA promotion revenue in the first quarter of 2011

Net income for the first quarter of 2012 was $0.6 million, diluted EPS was $0.01 and adjusted earnings before interest, tax, depreciation and amortization (EBITDA) was $7.8 million. In the first quarter of 2011 the company had a net loss of $0.5 million, a net loss per share of $0.01, and adjusted EBITDA of $1.5 million.

The cost of product sales was $3.5 million, or approximately 8% of net product sales, for the first quarter of 2012, compared with $1.5 million, or approximately 13% of net product sales, for the first quarter of 2011. The decrease in the cost of product sales as a percentage of net product sales was primarily attributable to higher gross margins associated with the GLUMETZA products and certain fixed costs being applied over increased sales volumes.

License fees and royalties of $16.3 million for the first quarter of 2012 included royalties on GLUMETZA net sales under the restructured commercialization agreement signed in August 2011, the gross margin split on CYCLOSET net sales, amortization of upfront payments and a regulatory milestone paid for FDA acceptance of the UCERIS NDA for review. License fees and royalties of $1.9 million for the first quarter of 2011 included the gross margin split on CYCLOSET net sales, royalties on ZEGERID net sales and amortization of upfront payments.

Research and development (R&D) expenses were $5.2 million for the first quarter of 2012, compared with $3.3 million for the first quarter of 2011. The $1.9 million increase in R&D expenses was primarily attributable to costs associated with the UCERIS Phase IIIb clinical study and costs associated with increased R&D headcount.

Selling, general and administrative (SG&A) expenses were $19.8 million for the first quarter of 2012 and $16.5 million for the first quarter of 2011. The $3.3 million increase in SG&A expenses was primarily attributable to the addition of 40 contract sales representatives in January 2012.

As of March 31, 2012, Santarus reported cash, cash equivalents and short-term investments of $65.5 million, compared with $58.6 million as of December 31, 2011. The $6.9 million net increase resulted primarily from the company’s net income for the three months ended March 31, 2012, adjusted for non-cash charges, including $3.7 million related to issuance of common stock for achievement of a regulatory milestone.

Financial Outlook for 2012

The company affirmed that it expects to report for the full year, 2012:

•	Total revenues of at least $200 million, an increase of approximately 68% over 2011 total revenues.

•

License fee expenses that will include a $10 million milestone payable to Pharming Group NV subject to successful completion of the ongoing Phase III clinical study for RHUCIN in treating acute attacks of hereditary angioedema.

•

R&D expenses of approximately $30 million to $32 million, roughly half of which will be for expenses associated with the UCERIS Phase IIIb clinical study. Completion of enrollment in this study is expected in the first half of 2013.

•

Net income of approximately $8 million to $11 million, which includes the impact of the approximately $4 million success-based regulatory milestone expense in the first quarter related to UCERIS and the anticipated $10 million expense for the success-based milestone for RHUCIN mentioned above.

•	Adjusted EBITDA of approximately $24 million to $29 million.

Non-GAAP Financial Measures

In this press release, Santarus used adjusted EBITDA as a key operating metric. Adjusted EBITDA is a non-GAAP financial measure. The company believes that the presentation of this non-GAAP financial measure provides useful supplementary information to and facilitates additional analysis by investors. The company uses this non-GAAP financial measure in connection with its own budgeting and planning. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Set forth below are tables reconciling the company’s adjusted EBITDA to GAAP net income for the periods ending March 31, 2012 and 2011 and reconciling the company’s adjusted EBITDA guidance to GAAP net income guidance for the year ending December 31, 2012.

Santarus, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

($ in millions)

(unaudited)

	Three Months Ended March 31,		Increase (Decrease)
	2012	2011
GAAP net income (loss)	$0.6	$(0.5)	$1.1
Interest (income) expense	0.1	0.1	—
Income tax expense	0.3	—	0.3
Depreciation and amortization	1.5	0.8	0.7
Stock-based compensation	1.4	1.0	0.4
Stock issuance for regulatory milestone	3.7	—	3.7
Loss on contingent consideration	0.2	0.1	0.1

Adjusted EBITDA	$7.8	$1.5	$6.3

Santarus, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

Guidance for the Year Ending December 31, 2012

($ in millions)

GAAP net income	$8 - $11
Interest (income) expense	0 - 1
Income tax expense	1
Depreciation and amortization	6
Stock-based compensation	5 - 6
Stock issuance for regulatory milestone	4

Adjusted EBITDA	$24 - $29

Conference Call

Santarus has scheduled an investor conference call regarding this announcement at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, May 8, 2012. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering reservation code 70617723. The live conference call also will be available by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and on FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol.

Santarus has a diverse product development pipeline. A New Drug Application for UCERIS™ (budesonide) tablets for induction of remission of mild to moderate active ulcerative colitis is under review by the U.S. Food and Drug Administration with a response expected in October 2012. The pipeline also includes two late-stage investigational drugs in Phase III clinical studies: RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea. In addition, the company’s investigational monoclonal antibody, SAN-300, is being evaluated in a Phase I clinical program. More information about Santarus is available at www.santarus.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding anticipated financial results, the timing for FDA review of the UCERIS NDA, the timing for completion of the Phase III clinical studies for RHUCIN and rifamycin SV MMX and the timing for completion of the Phase IIIb clinical study for UCERIS.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to generate sales of its brand products; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development product candidates; whether Santarus obtains regulatory approval for UCERIS in a timely manner or at all; Santarus’ ability to maintain patent protection for its products and risks associated with ongoing patent litigation; Santarus’ ability to continue to generate revenues from its branded and authorized generic ZEGERID prescription products and the impact on Santarus’ business and financial condition of the ongoing generic competition for ZEGERID; Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus®, FENOGLIDE®, UCERIS™, and ZEGERID® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents and short-term investments	$65,512	$58,608
Accounts receivable, net	20,751	20,274
Inventories, net	4,750	5,129
Prepaid expenses and other current assets	4,679	3,714

Total current assets	95,692	87,725
Long-term restricted cash	950	1,050
Property and equipment, net	500	578
Intangible assets, net	20,414	21,787
Goodwill	2,913	2,913

Total assets	$120,469	$114,053

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$34,762	$35,413
Allowance for product returns	14,210	13,895

Total current liabilities	48,972	49,308
Deferred revenue, less current portion	2,053	2,163
Long-term debt	9,832	10,000
Other long-term liabilities	2,648	2,494
Total stockholders’ equity	56,964	50,088

Total liabilities and stockholders’ equity	$120,469	$114,053

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Product sales, net	$45,129	$11,981
Promotion revenue	—	10,262
Royalty revenue	751	571

Total revenues	45,880	22,814
Costs and expenses:
Cost of product sales	3,484	1,520
License fees and royalties	16,319	1,883
Research and development	5,174	3,326
Selling, general and administrative	19,847	16,478

Total costs and expenses	44,824	23,207

Income (loss) from operations	1,056	(393)
Other income (expense):
Interest income	—	10
Interest expense	(101)	(113)

Total other income (expense)	(101)	(103)

Income (loss) before income taxes	955	(496)
Income tax expense	328	20

Net income (loss)	$627	$(516)

Net income (loss) per share:
Basic	$0.01	$(0.01)

Diluted	$0.01	$(0.01)

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	61,768,374	60,194,575
Diluted	65,720,689	60,194,575

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